Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into as of August 10th 2026 (the “Effective Date”), by and between American Fusion Inc., a Texas corporation (the “Company”), and JRMS Consulting LLC, a Texas limited liability company, with an address at 401 N. Carroll Ave., Suite 192, Southlake, Texas 76092 (the “Consultant”). The Company and the Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to retain Consultant to provide board governance, strategic advisory, corporate finance, business development, capital markets, sales, and related consulting services in support of the Company’s business and strategic objectives;

WHEREAS, the Company desires to appoint John Gerdin, as the designated individual of Consultant, to serve as an independent member of the Board of Directors, and Consultant is willing to cause Mr. Gerdin to serve in such capacity;

WHEREAS, Consultant possesses extensive experience in Financial Restructuring; Private equity sales, Fund Raising, Investor Relations, Company Formation & Promotion, Client Pitching, Brand Positioning, Lead Generation, High-net-worth client handling, Privacy and asset protection, Confidentiality management,

WHEREAS, the parties acknowledge and agree that Consultant is not being engaged as an employee of the Company, and that this Agreement reflects an independent contractor relationship on a 1099 basis, separate and apart from any employment arrangement;

WHEREAS, for purposes of this Agreement, a “Restructuring Event” means any reverse stock split, forward stock split, recapitalization, reclassification of shares, exchange of outstanding equity securities, or other transaction or series of related transactions that materially alters the Company’s outstanding capitalization or per-share trading price;

WHEREAS, the Company desires to compensate Consultant for services to be rendered during the Term through an equity-based compensation arrangement with a one-year valuation true-up and a hard minimum value backstop as set forth in this Agreement;

WHEREAS, the parties desire to set forth the terms and conditions of such engagement in writing, including confidentiality, indemnification, and the Company’s commitment to use commercially reasonable efforts to obtain directors’ and officers’ liability insurance coverage as soon as commercially practicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	APPOINTMENT OF CONSULTANT. The Company hereby appoints Consultant, and Consultant hereby accepts such appointment, to provide consulting and advisory services to the Company on a non-exclusive basis during the Term of this Agreement, subject to the terms and conditions set forth herein.

For purposes of Consultant’s Board service under this Agreement, Consultant shall cause John Gerdin, its Manager (the “Designated Director”), to make himself available to serve as a member of the Company’s Board of Directors, subject at all times to his valid election or appointment in accordance with applicable law and the Company’s articles of incorporation, bylaws, and other governing documents. All references in this Agreement to service on the Board, service as a director, or duties of a director shall refer to the Designated Director individually and not to JRMS Consulting LLC.

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The consulting services contemplated by this Agreement shall be provided by JRMS Consulting LLC through the Designated Director and such other personnel, if any, as may be mutually agreed by the Parties. Compensation under this Agreement shall be payable to JRMS Consulting LLC except as otherwise expressly required by applicable law or agreed in writing by the Parties.

The parties acknowledge and agree that the Designated Director’s service as an independent member of the Board of Directors of the Company is undertaken in a consulting capacity and does not create an employment relationship.

Nothing in this Agreement shall limit or modify the Designated Director’s fiduciary duties to the Company and its stockholders under applicable law while serving as a member of the Board.

Notwithstanding anything to the contrary in this Agreement, neither Consultant nor the Designated Director shall be required or authorized to engage in any activity that would require registration as a broker, dealer, investment adviser, or other regulated securities professional unless appropriately registered or exempt from registration. Without limiting the foregoing, Consultant shall not, in exchange for transaction-based compensation, effect securities transactions, solicit purchases or sales of securities, negotiate the terms of securities transactions, handle investor funds or securities, or otherwise act as a broker or dealer on behalf of the Company. Nothing in this Agreement entitles Consultant to any commission, success fee, or other compensation based upon the amount or completion of any financing or securities transaction.

Except as expressly set forth herein, Consultant shall have no authority to bind the Company without appropriate authorization and shall perform services in coordination with the Company’s management and, as appropriate, the Board of Directors.

2.	CONSULTANT SERVICES. Consultant, in his capacity as an independent contractor, will provide Services to the Company during the term of this Agreement when and as reasonably requested by the Company. Said Services shall include, but not be limited to (as the need for other, not herein articulated services may, with the passage of time, be required to properly advance the Services described herein), the following:
a)	Serve as an independent member of the Board of Directors and participate in Board meetings, strategic planning, and corporate governance activities;
b)	Provide independent oversight and advice regarding corporate strategy, finance, capital markets, mergers and acquisitions, and business development;
c)	Serve as a member or chair of committees established by the Board, including the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, or any special committee, as requested by the Board;
d)	Review significant corporate transactions, financing activities, governance matters, regulatory compliance, and strategic initiatives;
e)	Provide guidance regarding investor relations, strategic partnerships, business development, and corporate growth initiatives;
f)	Assist management and the Board in evaluating risks, opportunities, and long-term strategic objectives; and
g)	Perform such additional duties as may reasonably be requested by the Board of Directors consistent with Consultant’s role as an independent director.

The Company acknowledges that Consultant is not engaged in the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisers Act of 1940, or (iii) providing any tax, legal, or accounting services.

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Notwithstanding anything to the contrary in this Agreement, neither Consultant nor the Designated Director shall be required or authorized to engage in any activity that would require registration as a broker, dealer, investment adviser, or other regulated securities professional unless appropriately registered or exempt from registration. Without limiting the foregoing, Consultant shall not, in exchange for transaction-based compensation, effect securities transactions, solicit purchases or sales of securities, negotiate the terms of securities transactions, handle investor funds or securities, or otherwise act as a broker or dealer on behalf of the Company. Nothing in this Agreement entitles Consultant to any commission, success fee, or other compensation based upon the amount or completion of any financing or securities transaction.

3.	COMPENSATION TO CONSULTANT.
3.1.	Grant of Contingent Equity Purchase Right. As full and complete consideration for the consulting and advisory services to be rendered by Consultant during the Term, the Company hereby grants to Consultant a contingent right to acquire shares of the Company’s common stock (the “Right”), subject to the vesting conditions and restrictions set forth in this Section 3. No shares shall be issued, and no ownership interest shall vest, until all conditions in Section 3.2 have been satisfied.
3.2.	Vesting Conditions. The Right shall vest, and shares shall become issuable, only upon the satisfaction of both of the following conditions (collectively, the “Vesting Conditions”):
a)	Restructuring Event Condition. The Company shall have completed a Restructuring Event; and

b)	Service Condition. Consultant shall have remained continuously engaged under this Agreement through the date on which the Restructuring Event Condition is satisfied (the “Vesting Date”).

If either Vesting Condition is not satisfied, the Right shall be forfeited in its entirety without consideration, and the Company shall have no obligation to issue any shares.

3.3.	Determination of Shares. Upon satisfaction of the Vesting Conditions, the number of shares to be issued shall be determined by dividing Two Hundred Forty Thousand US Dollars (US$240,000) by the closing price of the Company’s common stock on the first trading day following the Vesting Date (the “Initial Valuation Price”). Such shares shall be issued within ten (10) business days following the Vesting Date pursuant to a duly authorized Board resolution. Consultant shall have the right to acquire such shares at a purchase price equal to $0.001 per share, which amount may be satisfied by cash payment or, at the Company’s election, by offset against amounts otherwise payable under this Agreement.
3.4.	One-Year Valuation Adjustment. On the one-year anniversary of the Vesting Date (the “Valuation Date”), the Company shall determine the lowest closing price of the Company’s common stock during the ten (10) trading days immediately preceding the Valuation Date (the “Anniversary Price”).

If the Anniversary Price is less than the Initial Valuation Price, the Company shall issue to Consultant such additional number of shares as are necessary so that the aggregate fair market value of all shares issued pursuant to this Section 3, calculated using the Anniversary Price, equals Two Hundred Forty Thousand US Dollars (US$240,000). This adjustment shall operate as a hard minimum value backstop and shall apply automatically without the need for further action by Consultant.

In the event the trading price of the Company’s common stock increases following the Vesting Date, no reduction, clawback, or forfeiture shall apply.

3.5.	Restrictions on Transfer. Prior to issuance, the Right shall be nontransferable and may not be sold, assigned, pledged, hypothecated, or otherwise disposed of by Consultant. Any attempted transfer in violation of this Section shall be void and shall result in immediate forfeiture of the Right.
3.6.	Section 83(b) Election. Consultant acknowledges the opportunity to file an election under Section 83(b) of the Internal Revenue Code within thirty (30) days of the Vesting Date or such other applicable date. Consultant is solely responsible for determining whether to make such election and for timely filing with the Internal Revenue Service and providing a copy to the Company. The Company makes no recommendation regarding and assumes no liability for the tax consequences of such election or the failure to make such election.
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3.7.	Tax Acknowledgment. Consultant acknowledges that (a) the Right and any shares issued upon exercise thereof are intended to constitute property subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code, (b) the Company has made no representations regarding the tax treatment of the Right, and (c) Consultant has been advised to consult with Consultant’s own tax advisor regarding the tax consequences hereof, including the advisability of filing a Section 83(b) election.
3.8.	Registration Rights. All shares issued pursuant to this Section 3 shall include piggyback registration rights in the Company’s next registration statement on Form S-1 or Form 1-A or any other form on which shares owned by or to be issued to officers and/or directors are included, subject to customary underwriter limitations, if any.
3.9.	Issuance to Consultant. All shares issuable pursuant to this Section 3 shall be issued to JRMS Consulting LLC, unless otherwise mutually agreed in writing by the Parties.
3.10.	Cash Compensation. As additional consideration for Consultant’s service as an independent member of the Board of Directors, including service on committees of the Board as requested by the Company, the Company shall pay Consultant a cash retainer of Two Thousand United States Dollars (US$2,000) per month, payable in accordance with the Company’s normal payroll or accounts payable practices. The parties acknowledge that such compensation is intended to compensate Consultant for Board service, committee participation, meeting attendance, preparation, and related governance responsibilities.
3.11.	For purposes of Consultant’s Board service under this Agreement, Consultant shall cause John Gerdin, its Manager (the “Designated Director”), to make himself available to serve as a member of the Company’s Board of Directors, subject at all times to his valid election or appointment in accordance with applicable law and the Company’s articles of incorporation, bylaws, and other governing documents. All references in this Agreement to service on the Board, service as a director, or duties of a director shall refer to the Designated Director individually and not to JRMS Consulting LLC.

The consulting services contemplated by this Agreement shall be provided by JRMS Consulting LLC through the Designated Director and such other personnel, if any, as may be mutually agreed by the Parties. Compensation under this Agreement shall be payable to JRMS Consulting LLC except as otherwise expressly required by applicable law or agreed in writing by the Parties.

Nothing in this Agreement shall limit or modify the Designated Director’s fiduciary duties to the Company and its stockholders under applicable law while serving as a member of the Board.

4.	CONSULTANT’S OPINIONS, ADVICE AND CONFIDENTIALITY.

The Company acknowledges that all financial and corporate Consulting Services (written or oral) given by Consultant to the Company in connection with Consultant’s engagement are intended solely for the benefit and use of the Company, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant given specifically and exclusively to the Company pursuant to this Agreement, and no such opinion or advice shall be used in any other manner or for any other purpose, nor may the Company make any public references to Consultant, or use the Consultant’s name in any annual reports or any reports or releases of the Company, without the Consultant’s prior written consent.

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The Consultant acknowledges that Consultant shall keep in confidence any information that the Company provides to Consultant pursuant to this Agreement. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Consultant in the normal and routine course of his own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant by laws, rule or regulators. If Consultant is requested or required to disclose any information supplied to it by the Company, Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

5.	TERM OF AGREEMENT; TERMINATION: EFFECT THEREOF. The term of this Agreement shall be for twelve months commencing on the date hereof, and shall automatically renew for successive six month periods or longer subject to mutual agreement unless terminated by either party by written notice as provided for herein 30 days prior to the end of the initial or any successive term, subject to this paragraph 5. Either party may terminate the Agreement for Cause during any term by providing the other party with 30 days written notice of termination for Cause. Cause shall be defined as either Consultant or any officer, director or control person of the Company being, subsequent to execution of this Agreement, indicted, arrested or convicted by any court of any U.S. state or The United States of America or censured, barred or otherwise formally disciplined by the SEC, FINRA or any U.S. state securities commissioner. If the Agreement is terminated for Cause by either party prior to the six-month anniversary of this Agreement, the Consultant shall retain a prorated portion of the fully earned compensation for services rendered up to the date of termination, calculated on a 365-day year. If termination for Cause occurs after the six-month anniversary, the Consultant shall retain the entire Compensation.

6.	EXPENSES. Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Consultant may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Consultant within fifteen days of Consultant presenting an invoice for such expenses, as long as such expenses are approved by the Company in advance.
7.	INDEPENDENT CONTRACTOR. Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Consultant and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.
8.	WORK AUTHORIZATION. The Company shall reasonably cooperate with Consultant in obtaining any required work authorizations, and Consultant shall not be required to incur any material out-of-pocket costs in connection therewith unless otherwise agreed in writing.
9.	NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.
10.	INDEMNIFICATION AND DIRECTORS’ & OFFICERS’ INSURANCE. The Company shall indemnify and hold harmless Consultant to the fullest extent permitted by applicable law for all losses, claims, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees, arising out of or relating to Consultant’s service to the Company in any capacity contemplated by this Agreement, including as a consultant or Independent Director of the Company under this Agreement, provided that such indemnification shall not apply to the extent such losses are finally determined by a court of competent jurisdiction to have resulted from Consultant’s gross negligence or willful misconduct.

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The Company shall advance expenses incurred by Consultant in connection with any threatened, pending, or completed action, suit, or proceeding arising out of such service, upon receipt of an undertaking by Consultant to repay such amounts if it is ultimately determined that Consultant is not entitled to indemnification under applicable law.

The indemnification and advancement rights provided under this Section 10 shall survive the termination or expiration of this Agreement and Consultant’s service to the Company for any reason and shall inure to the benefit of Consultant’s heirs, executors, and legal representatives.

The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering Consultant in its capacity as a consultant, as soon as commercially practicable following the Effective Date, on terms no less favorable than those provided to similarly situated officers of the Company.

11.	NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:

American Fusion Inc.

401 N Carroll Ave., Ste. 192

Southlake, TX 76092

If to the LLC: JRMS Consulting LLC.

Email shall also constitute valid notice if sent to the email addresses customarily used by the Parties in the ordinary course of business.

12.	ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.
13.	CONFLICTING AGREEMENTS. Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.
14.	NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.
15.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas.
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16.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates with respect to the subject matter of this Agreement.

17.	PARAGRAPH HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

18.	SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

19.	BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in section 12 of this Agreement.

20.	ATTORNEY'S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

21.	AUTHORIZED AGENT. The persons executing this Agreement on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

22.	ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

23.	COUNTERPARTS, TELEFACSIMILE, OR ELECTRONIC SCAN. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

American Fusion Inc., a Texas corporation:

By:__/s/ Richard Hawkins_____________

Richard Hawkins, CEO

JRMS Consulting LLC:

By:__/s/ John Gerdin__________________

                John Gerdin, Manager

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